Exhibit 10.1

August 29, 2008

Mr. David R. Odenath, Jr.

30 Spring Hill Road

Mendham, NJ 07945

Dear David:

This letter will confirm the offer of employment that Legg Mason has made to you. We have offered to employ you as Sr. Executive Vice President- Head of the Americas at a semi-monthly salary of $14,583.33 ($350,000 annually). We would expect your start date to be in September with the exact date to be mutually agreed. You will be eligible for all company benefits generally available to similarly situated Legg Mason executives and be subject to all policies and practices of the firm as articulated in the Legg Mason employee handbook, and other communications.

We will recommend to the Compensation Committee of the Board of Directors that you receive (i) a one-time stock option award consisting of that number of stock options (black-scholes value) equal to $2,500,000 and (ii) a restricted stock award with a value of $1,700,000, both to be awarded and valued at the first Compensation Committee meeting following your date of employment, currently scheduled for October 27, 2008. The restricted stock award will vest over three years and the stock option award will vest over five years.

Should your employment terminate for reasons other than your resignation or your termination for "Cause" between the date of the above one-time grants and the date of their full vesting, we will, at Legg's election, either accelerate the unvested portion or calculate the value of the remaining unvested grants and compensate you in cash for that value.

For the performance year ending March 31, 2009, the total value of your cash compensation will be no less than $3,750,000, inclusive of any incentive and base pay earnings at your current employer for the current year. The bonus portion of this will be paid when normal bonus payments are made for the performance year ending March 31, 2009 currently expected to be May 18, 2009. You will also receive a deferred compensation award of no less than $2,500,000 in May 2009 split equally in value between stock options and restricted stock.

For the performance year ending March 31, 2010, the total value of your cash compensation will be no less than $3,000,000. The bonus portion of this will be paid when normal bonus payments are made for the performance year ending March 31, 2010 currently expected to be May 17, 2010. You will also receive a restricted stock or other deferred compensation award for which you are eligible under the program(s) then in effect of no less than $2,000,000 in May 2010. The compensation guarantees listed above are guaranteed provided your employment does not terminate as a result of your resignation or your termination by Legg for "Cause" prior to March 31, 2010.

Thereafter, you will be eligible for an annual incentive award. Any incentive compensation will be awarded pursuant to the incentive and restricted stock or other deferred compensation program(s) in effect at the time of payment, and may consist of a cash bonus, or a combination of cash and shares of restricted stock or other deferred compensation. The incentive plan terms and conditions will be the same as those that are applicable to similarly situated Legg Mason executives.

For the purposes of this letter, "Cause" shall include (i) a violation by you of, or an act taken by you or your failure to act which causes Legg to be in material violation of any government statute or regulation or of the constitution, by-laws, rules or regulations of the securities or commodities exchange or a self-regulatory organization, or of the policies of Legg; (ii) the entering of an order or decree or the taking of any similar action with respect to you which substantially prevents you from performing your duties; (iii) your willful insubordination or dishonesty in any material respect; (iv) your conviction of a misdemeanor of moral turpitude or felony; (v) your failure to devote substantially all of your professional time to your assigned duties according to the reasonable standards established by management for similarly situated employees and communicated to you; (vi) your gross misconduct or gross negligence in the performance of your duties; (vii) your disability for a period of six months or more; or (viii) your failure to remain licensed to perform your duties: provided that in the case of sub clauses (iii), (v) and (vi) above no such event shall constitute Cause unless you have been provided with notice and if such event is capable of being corrected within thirty (30) calendar days, a reasonable opportunity to cure such event.

In the event that Legg Mason materially diminishes the level of your overall duties and responsibilities without your consent such that, when your duties and responsibilities are considered as a whole, they would be deemed to be inconsistent with those customarily associated with your positions at Legg Mason, such diminishment is not corrected within 30 days of your providing Legs Mason written notice of the diminishment, and you terminate your employment within 90 days of the date such diminishment occurs, then we will at Legg's election, either accelerate the unvested portion or calculate the value of unvested equity grants and compensate you in cash for that value.

Legg Mason will also arrange for a temporary housing in Baltimore for your use for the first six months of your employment. We will also assist with your relocation in 2009. Benefits include, among other items, movement of household goods and reimbursement of brokerage commissions.

While you are employed by Legg Mason, its successors and affiliates, and for a twelve (12) month period following the termination of your employment for any reason, you agree that you will not directly or indirectly solicit any business from any client of the Company with whom you had substantial contact during your employment for the purpose of terminating or reducing any business that the Company has with any such client. Your agreement not to solicit means that for twelve (12) months following your termination date, you will not initiate contact or communication of any kind for the purpose of inviting, encouraging or requesting any such client to (a) transfer an existing account from the Company to you or any third party or (b) surrender, redeem or terminate any product, service or relationship with the Company.

Further, in consideration of the compensation terms set forth herein, you agree that during your employment with Legg Mason and for a period of twelve (12) months following the termination of your employment for any reason that you will not, directly or indirectly, for yourself or on behalf of a third party, solicit or induce any employee of Legg Mason or its related entities to terminate his/her employment or to become employed elsewhere.

While it is our hope and expectation that you will have a long and rewarding career at Legg Mason, you should understand that this constitutes an offer of "employment at will," which means that at any time after the commencement of your employment and for any reason or for no reason at all, you may voluntarily terminate your employment, and Legg Mason may terminate your employment without further obligations to you. Any oral statements or representations to the contrary are expressly

Exhibit 10.1

disavowed. We are confident that there are many challenges and opportunities here at Legg Mason and we look forward to working together. The compensation package including deferred and future payments is, of course dependent upon your continued employment at the time of payment as mandated by all State and Federal laws.

This offer is contingent upon the following:

.

Receipt of acceptable references

.

Proof of right to work; satisfaction of (1-9) requirements

.

Verification of the information you have provided

David, we are truly excited about your joining Legg Mason. Should you have any questions, please do not hesitate to call me at (410) 454-3245.

Sincerely,

/s/ Mark R. Fetting

Mark R. Fetting

President and Chief Executive Officer

Legg Mason, Inc.

ACCEPTED By: /s/ David R. Odenath

Date: September 3, 2008